Exhibit 10.2

August 10, 2015

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

Attention:                                         Pete D’Arrigo
Chief Financial Officer

Re:                                                                 Commitment Letter

Ladies and Gentlemen:

Envestnet, Inc., a Delaware corporation (“you” or the “Borrower”) has requested credit facilities in the aggregate principal amount of up to $200,000,000 (the “Facilities”).  The Facilities will be used to finance a portion of the acquisition (the “Acquisition”) of all of the capital stock of Yodlee, Inc. (the “Target”), to refinance existing credit facility indebtedness, to finance capital expenditures, to finance working capital, to finance Permitted Acquisitions, for general corporate purposes and to fund certain fees and expenses associated with the closing of the Facilities.

We are pleased to advise you that Bank of Montreal (“we,” “us,” or “BMO”) agrees to act as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions and other investors who commit to lend under the Facilities (collectively with BMO, the “Lenders”) and that BMO hereby commits to provide the entire amount of the Facilities on an underwritten basis, upon the terms and subject to the conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto (the “Term Sheet”, and together with this letter, the “Commitment Letter”).

BMO, acting under our trade name BMO Capital Markets, will act as sole Lead Arranger and sole Book Runner for the Facilities (in such capacity, the “Arranger”).  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter (as defined below) will be paid in connection with the Facilities unless you and BMO shall so agree.  While BMO has provided its commitment for the entire amount of the Facilities on a fully underwritten basis, BMO intends, and reserves the right to, syndicate all or a portion of the Facilities to additional Lenders as more fully described below.

In addition to the terms and conditions set forth in the Term Sheet and elsewhere in this letter, we advise you of the following terms.  Subject to the Funds Certain Provisions (as defined below), the credit agreement evidencing the Facilities (the “Credit Agreement”) and the other definitive loan and security documents (the “Loan Documents”), shall be consistent with the terms set forth in this Commitment Letter and with the Documentation Principles (it being agreed that the Credit Agreement and other Loan Documents shall not contain any conditions precedent to the initial borrowing under the Facilities other than the conditions precedent expressly set forth in the “Initial Conditions Precedent” in the Term Sheet).  Those matters not covered by the provisions of this Commitment Letter, the Term Sheet or the Fee Letter delivered in connection herewith (the “Fee Letter”) shall be subject to the mutual agreement of the parties.

As consideration for the commitment of BMO hereunder and its agreement to perform the services described herein, you agree to pay or to cause to be paid the fees described in the Fee Letter.

The commitment of BMO (and any of its affiliates) to extend credit and any undertaking of BMO as the Administrative Agent or the Arranger to perform any services hereunder shall terminate if:  (1) we fail to receive a copy of this Commitment Letter and the Fee Letter accepted in writing by you on or before 5:00 p.m. (Chicago time), August 14, 2015 (this Commitment Letter and our commitments and undertakings hereunder and the Fee Letter shall not be deemed to have been accepted in the event that you purport to accept the same subject to any change in its terms), (2) the parties have not executed and delivered the Credit Agreement and the other Loan Documents on or before the earlier of (x) the termination of the Acquisition Agreement in accordance with its terms and (y) February 28, 2016.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability of any of the Facilities on the Closing Date if the applicable conditions set forth in the section entitled “Initial Conditions Precedent” in the Term Sheet are satisfied.  For purposes hereof, “Specified Representations” means representations and warranties relating to corporate or organizational existence, power and authority, authorization, due execution, delivery and the enforceability of the Loan Documents, no conflict with organizational documents or laws with respect to the execution, delivery and performance of the Loan Documents, use of proceeds, status of the Facilities as senior debt, solvency on the Closing Date, Federal Reserve margin regulations to the extent it would be unlawful for the Lenders to extend the Facilities, the Investment Company Act, and the security interests granted in the proposed Collateral  (subject to the limitations on perfection set forth in clause (iii) of the

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“Initial Conditions Precedent” in the Term Sheet).  The provisions of this paragraph shall be referred to herein as the “Funds Certain Provisions.”

As noted above, we intend to form a syndicate of Lenders to join BMO in entering into the Facilities at or after closing.  You understand and agree that we intend to commence syndication efforts promptly after your execution and delivery of this letter.  You agree that we will, in consultation with you and endeavoring to respect your preferences, manage all aspects of the arrangement and syndication of the Facilities, including with your consent (such consent not to be unreasonably withheld) decisions as to the selection of institutions to be approached (and we agree not to approach institutions that you designate in writing to us), when they will be approached, when their commitments will be accepted, the allocation of the aggregate commitment among the Lenders, the awarding of titles and the distribution of compensation among the Lenders.  We intend to syndicate to other Lenders (determined exclusive of affiliates of BMO) at least $150,000,000 of the Facilities; and you agree that, to the extent that binding commitments in excess of such amount are received from such other Lenders, we may reduce our remaining commitment and allocate such amount among such other Lenders; provided that, any allocation by us to any potential Lender made prior to the Closing Date shall not relieve us of our obligations set forth herein to fund on the Closing Date that portion of the commitments so allocated.  In addition, you agree that BMO may, in consultation with the Borrower, at any time assign all or any portion of its commitments to BMO Harris Bank N.A. or BMO Harris Financing, Inc. provided that, any such assignment by us made prior to the Closing Date shall not relieve us of our obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned.  With respect to the arrangement and syndication of the Facilities, we will not have any responsibility other than to arrange the syndication as set forth herein and, in any event, we shall not be subject to any fiduciary or other implied duties.  Additionally, the Borrower acknowledges and agrees that BMO is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BMO shall have no responsibility or liability to the Borrower with respect thereto.  Any review by BMO of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BMO and its affiliates and shall not be on behalf of the Borrower.

You agree to actively assist us in forming the syndicate of Lenders, who shall be subject to the non-disclosure provisions contained in our confidential offering memorandum and the standard non-disclosure provisions of the SyndTrak information distribution system.  Such assistance shall include, without limitation:  (i) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in the syndication, including the delivery of all financial and other information requested by us for inclusion in such memorandum and materials, (ii) providing us with financial information and projections prepared by you or your advisors relating to the transactions described herein, all as reasonably requested by us and updated as may be reasonably requested by us through the closing of the Facilities, it being understood by you that we shall be relying on such

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information and projections in syndicating and arranging the Facilities (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material), (iii) using your reasonable best efforts to make the senior management and any other appropriate officers and representatives of the Borrower and its subsidiaries and the Target and its subsidiaries available to participate in informational meetings for potential Lenders at such times and places as we may reasonably request with reasonable notice, (iv) using your reasonable best efforts to ensure that the syndication benefits from the existing lending relationships of the Borrower and the Target, and (v) promptly providing us with any other information reasonably requested by us to successfully complete the syndication.

To ensure an orderly syndication of the Facilities, you agree that, from the date hereof through the date upon which we have achieved a Full Syndication or closed the Facilities (whichever is later), neither the Borrower nor any of its subsidiaries, nor the Target nor any of its subsidiaries, will attempt to obtain, place, arrange or renew any sort of debt financing (whether or not intended to replace the Facilities), or announce or authorize the announcement of the same, or engage in any discussions concerning the same, other than the financing contemplated by this Commitment Letter and capital leases and purchase money and equipment financing indebtedness incurred in the ordinary course of business.  You acknowledge and agree to the disclosure by us, after the execution of the Credit Agreement, of information related to the Facilities to “Gold Sheets” and other similar trade publications, and to our publication of tombstones and similar advertising materials relating to the Facilities; provided that prior to any such disclosure, we will submit a copy of any such materials to Borrower for your approval (such approval not to be unreasonably withheld or delayed).  The information disclosed shall consist of deal terms and other information customarily found in such publications, tombstones and advertising materials.

We have reviewed certain historical and projected financial statements of the Borrower and its subsidiaries and the Target and its subsidiaries prepared by you or on your behalf and delivered to us by you or on your behalf, and we have conducted such other due diligence investigations with respect to such entities as we have deemed necessary or advisable.  The Borrower represents and warrants that to its knowledge (i) all written information provided directly or indirectly to BMO or any Lender  by or on behalf of the Borrower or the Target in connection with the transactions contemplated hereby (other than projections, budgets, estimates, forward looking statements and other information of a general economic or industry specific nature)  concerning the Borrower or the Target, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (ii) the projections that have been or will be made available to BMO and the Lenders by or on behalf of the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be

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reasonable at the time such projections are so furnished; it being understood that projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.    You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if such information and projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly notify BMO and supplement the information and such projections such that to your knowledge such representations and warranties are correct in all material respects under those circumstances.

You agree, whether or not the transactions contemplated hereby are closed, to indemnify and hold harmless BMO, its affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, costs, expenses  (including, without limitation, the reasonable and documented fees and expenses of attorneys for the Indemnified Parties) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities “indemnified liabilities”) to which any of them may become subject, insofar as such indemnified liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from a claim in respect of, this Commitment Letter or the Fee Letter, the financing contemplated hereby, or the transactions to be financed (whether or not any Indemnified Party is a party to any action or proceeding out of which any such indemnified liabilities arise), and to reimburse each Indemnified Party upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that you shall not be obligated to indemnify, hold harmless or reimburse any Indemnified Party for any indemnified liabilities to the extent that the same are determined in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party.  You also agree to reimburse us for all reasonable and documented  costs and expenses (including, without limitation, due diligence expenses, syndication expenses, travel expenses, and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Facilities and the syndication and administration thereof (including, without limitation, all such reasonable and documented costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter, and the Term Sheet and the definitive financing documentation for the Facilities), and in performing due diligence related to the Facilities, whether or not the Facilities close.  Such costs and expenses shall include, without limitation, costs and expenses incurred in connection with the establishment and maintenance of an internet site to be used in the syndication of the Facilities.  No Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.  No Indemnified Party shall be liable for any indirect, special, consequential or punitive damages in connection with its activities relating to the Facilities.

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The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or BMO’s commitment hereunder.

By executing this Commitment Letter, you acknowledge that this Commitment Letter, the Term Sheet and the Fee Letter, taken together, are the only agreement between you and us with respect to the Facilities and set forth our entire understanding with respect thereto.  This Commitment Letter, the Term Sheet and the Fee Letter may be changed only by a writing signed by each of the parties thereto.  This Commitment Letter may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same agreement.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter shall not be assignable by you without the prior written consent of BMO (and any purported assignment without such consent shall be null and void).  This Commitment Letter and the commitments and undertakings hereunder are solely for your benefit, and only you may rely thereon.  In no event shall BMO have any obligation to any third party with respect to any provision of this Commitment Letter, the Term Sheet or the Fee Letter.  This Commitment Letter, the Term Sheet and the Fee Letter are for your confidential use only and may not, without our prior written consent, be disclosed by you to any person other than Representatives of you and of the Borrower and of the Target having a need to know the same in order to evaluate or work on the transaction described herein, except where such disclosure is required by law or legal process or any regulatory authority having jurisdiction over the Borrower or the Target (in which case you agree to notify us promptly thereof to the extent legally permissible).  As used in this paragraph, “Representatives” of a person or entity means such person or entity’s employees, directors, officers, attorneys, agents and financial advisors (but not commercial lenders).

This Commitment Letter, the Term Sheet and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the conflict of law principles thereof.  You consent to the nonexclusive jurisdiction and venue of the state or federal courts located in the Cook County, Illinois.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in Cook County, Illinois.  You and BMO irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions described herein, this Commitment Letter, the Term Sheet or the Fee Letter or the performance of services hereunder.

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You acknowledge that BMO and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  BMO will not use confidential information obtained from you by virtue of the transactions contemplated by this letter or its other relationships with you in connection with the performance by BMO of services for other companies, and BMO will not furnish any such information to other companies.  You also acknowledge that BMO has no obligation to use information obtained from other companies in connection with the transactions contemplated by this letter or to furnish to you any information obtained from other companies.

BMO hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow BMO and each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for BMO and each of the Lenders.

We are pleased to offer these Facilities to you and are prepared to devote the necessary resources to this transaction to ensure an expeditious closing.

If you are in agreement with the terms of this Commitment Letter, please indicate your acceptance by signing the enclosed copy of this Commitment Letter and returning the same to us, together with an executed copy of the Fee Letter.

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Very truly yours,

BANK OF MONTREAL

			By	/s/ Thad Johnson
Thad Johnson
Managing Director

Accepted and agreed to this 10th day of August, 2015

ENVESTNET, INC.

By	/s/ Peter H. D’Arrigo
	Its	CFO

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Confidential	Summary of Terms and Conditions

SUMMARY OF TERMS AND CONDITIONS

AUGUST 10, 2015

Borrower:	Envestnet, Inc. (the “Borrower”).

Guarantors:	All existing and future domestic subsidiaries of the Borrower (other than regulated entities).

Sole Lead Arranger and Sole Book Runner:	BMO Capital Markets (the “Arranger”).

Administrative Agent:	Bank of Montreal (“BMO” or the “Administrative Agent”).

Lenders:

A syndicate of financial institutions and investors, including BMO or an affiliate thereof (collectively, the “Lenders”), acceptable to the Borrower and the Administrative Agent arranged on a fully underwritten basis.

Facility:	Up to $200.0 million will be available under the following senior secured credit facilities (the “Facilities”) on the terms and conditions set forth herein:

• $100.0 million revolving credit facility (the “Revolver”) with a $5.0 million sublimit for the issuance of standby letters of credit.

• $100.0 million term loans fully funded on the closing date (the “Term Loans”).

Documentation Principles:

The definitive documentation governing the Facilities shall be based on, contain terms and conditions that are substantially similar to the terms of, and shall be an amendment and restatement of, that certain Credit Agreement, dated as of June 19, 2014, as amended, among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of Montreal, as Administrative Agent (the “Documentation Principles”).

Accordion:

At closing and any time or from time to time subsequent to the closing date, but prior to Maturity, and so long as no default or event of default has occurred and is continuing and the Borrower has not elected to terminate a portion of the Revolver, the Borrower shall have the right with the consent of the Administrative Agent (but without the consent of any Lender), not to be unreasonably withheld, conditioned, or delayed, to increase the Facility by an amount of up to $50.0 million, but in a minimum amount of $5.0 million. One or more Lenders may participate in such increase, provided that no Lender’s commitment shall be increased without its consent. Other eligible financial institutions and investors may become Lenders to accommodate such increases.

Letters of Credit:

Letters of Credit shall be issued by the Administrative Agent. No Letter of Credit shall expire later than the earlier of one year from its date of issuance or 30 days prior to the maturity of the Revolver, provided that annually renewable Letters of Credit may be issued with a final expiry date no later than 30 days prior to the Maturity of the Revolver. Letters of Credit shall reduce availability under the Revolver. Each Revolver Lender shall have a pro rata risk participation in each Letter of Credit.

Purpose:

Proceeds under the Facilities will be used to finance a portion of the acquisition (the “Acquisition”) of all of the stock of Yodlee, Inc. (the “Target”), to refinance existing credit facility indebtedness, to finance capital expenditures, to finance working capital, to finance Permitted Acquisitions, for general corporate purposes and to fund certain fees and expenses associated with the closing of the Facilities.

Maturity:	The earlier of January 15, 2019, or three years from the date of closing

Amortization:	The Term Loans shall amortize quarterly in equal installments at the rate of 5.0% per annum, with the balance due at maturity.

Security:

The Facilities, as well as hedging liability and funds transfer and deposit account liability owed to any Lender or its affiliates, will be secured by a first-priority perfected security interest in substantially all of the tangible and intangible assets of the Borrower and the Guarantors, whether now owned or hereafter acquired, including a pledge of 100% of the stock of each Guarantor, excluding the Excluded Assets (as defined on Exhibit C hereto) (the “Collateral”).

Interest Margins:

Pricing of the Facility shall be set at LIBOR or Base Rate (at the Borrower’s Option) plus the Applicable Margin.

The initial Base Rate and LIBOR Margins for the Facility will be determined on the closing date based on the Total Leverage Ratio on that date as detailed in Exhibit A.

Margins on all loans and fees may be increased by 2% per annum during the existence of an event of default if so required by the Administrative Agent or the Required Lenders.

Commitment Fee:

The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, an initial commitment fee of 0.25% with variable pricing thereafter based on the Total Leverage Ratio as detailed in Exhibit A. The commitment fee shall be payable quarterly in arrears on the average daily unused amount of the Revolver.

Commitment Reductions:

The Borrower may reduce the Revolver in multiples of $5.0 million upon three business days prior written notice to the Administrative Agent (or such shorter period agreed to by the Administrative Agent).

Prepayments:	Loans bearing interest based on the Base Rate may be prepaid at any time without penalty with same-day written notice. Loans bearing interest based on

LIBOR may be prepaid upon same-day written notice, subject to payment of usual and customary breakage costs for payments made prior to the last day of an interest period.

Mandatory Prepayments:

1.              100% of the net proceeds of (i) any sales or issuances of equity or debt securities by the Borrower or any Guarantor (with exceptions to be determined), (ii) any sale or disposition of any assets above a basket amount to be determined and not otherwise reinvested subject to exceptions to be agreed, and (iii) insurance and condemnation proceeds not otherwise reinvested.

2.              50% of Excess Cash Flow payable within 90 days after the close of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016. Excess Cash Flow is defined as Adjusted EBITDA (as defined in Exhibit B hereto) for the relevant fiscal year less the sum of (i) cash interest expense, (ii) cash income taxes, (iii) required and voluntary debt repayments (excluding Revolver payments), (iv) unfinanced capital expenditures and (v) adjustments for changes in working capital (with such changes in working capital specified in clause (v) to be relative to the pro forma combined balance sheet of the Borrower and the Target as of the later of December 31, 2015, and the date as of which an opening balance sheet of the Borrower is prepared, but in no event shall delivery of such opening balance sheet be later than 75 days after the date of the initial funding under the Facilities). The Excess Cash Flow requirement will decrease to 0.00% if the Total Leverage Ratio is less than 2.0x as of the end of the most recently completed two consecutive fiscal quarters and no default or event of default has occurred and is continuing.

All mandatory prepayments shall be applied first to the Term Loans until paid in full (such prepayments to be applied to the remaining amortization payments on the Term Loans in the inverse order of maturity) and then to the Revolver (without a concurrent reduction of the Revolver commitment.

Representations & Warranties:

Usual and customary representations and warranties for a facility of this type and consistent with the Documentation Principles, limited to organization and qualification, subsidiaries, authority and validity of loan documents, use of proceeds and margin stock, financial reports, no material adverse change, full disclosure, intellectual property, governmental authority and licensing, title to properties and assets, no material litigation, payment of taxes, approvals, transactions with affiliates, Investment Company Act, ERISA, compliance with laws (including environmental), OFAC, labor matters, no violation of material agreements, solvency, no broker’s fees, absence of default or event of default, senior indebtedness status, security interests, Acquisition Agreement and acquisition.

Initial Conditions Precedent:	Limited to, and subject to the Documentation Principles:

(i) Subject to the Funds Certain Provisions, the negotiation of credit and security documents consistent with the terms set forth in this

Commitment Letter and with the Documentation Principles and receipt of other customary closing documentation, including the legal opinion of counsel to the Borrower and Guarantors.

(ii)                    The Lenders shall have received sufficiently in advance of closing all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation the USA PATRIOT Act; provided that all such requests shall be made no less than ten Business Days before the Closing Date.

(iii)                 Perfection of liens on collateral; it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the date of closing (other than the pledge and perfection of the security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the date of closing, but instead shall be required to be delivered after the such closing date pursuant to arrangements and timing to be mutually and reasonably agreed to by the Administrative Agent and the Borrower acting reasonably.

(iv)                The Administrative Agent shall have received an executed copy of the merger agreement (the “Acquisition Agreement”). The Acquisition shall be consummated prior to or concurrently with the initial funding under the Facilities in all material respects in accordance with the terms of the Acquisition Agreement, without the waiver by the acquiror of any conditions to its obligations under the Acquisition Agreement that are materially adverse to the Lenders (without the prior consent of the Arranger). The only representations and warranties, the accuracy of which will be a condition to the availability and initial funding on the initial funding date, will be the Acquisition Agreement Representations and the Specified Representations. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects. The terms of the Loan Documents shall be in a form such that they do not impair availability of any of the Facilities on the Closing Date if the applicable conditions set forth in this paragraph are satisfied.

(v)                   Since December 31, 2014, there has been no Material Adverse Effect (as defined in the Acquisition Agreement) on the Target.

(vi)                The Acquisition shall have been approved by the Target’s directors and (if necessary) shareholders, and all necessary legal and regulatory approvals with respect to the Acquisition shall have been obtained. There shall be no injunction, temporary restraining order, or other legal action in effect which would prohibit the closing of the Acquisition or the closing and funding of the Facilities.

(vii)             The Administrative Agent shall have received certificates reasonably acceptable to it of the solvency of the Target and of the Borrower on a consolidated basis after giving effect to the Acquisition.

(viii)          Receipt of financing statement, tax and judgment lien search results and evidence of insurance, it being understood that, to the extent any such item is not or cannot be provided on the date of closing after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such item shall not constitute a condition precedent to the availability of the Facilities on the date of closing, but instead shall be required to be delivered after the such closing date pursuant to arrangements and timing to be mutually and reasonably agreed to by the Administrative Agent and the Borrower acting reasonably.

Ongoing Conditions Precedent:

No Lender shall be required to make any extension of credit under the Facility (after the initial extensions of credit) unless:

•                  No default or event of default shall exist before or after giving effect to such extension of credit.

•                  All representations and warranties shall be true and correct in all material respects.

Financial Covenants:	Financial covenants to be the following, each measured on a consolidated basis in accordance with GAAP for the Borrower and its subsidiaries, and each consistent with the Documentation Principles:

•             Maximum Senior Leverage Ratio, defined as the ratio of Senior Funded Debt (which is defined to include without duplication all senior indebtedness that is pari-passu for borrowed money and guaranties of the same and letters of credit at the full stated amount thereof that are pari-passu to the Facility) at all times, to Adjusted EBITDA for the most recently-ended four fiscal quarters, of not greater than 2.25x

•             Maximum Total Leverage Ratio, defined as the ratio of Total Funded Debt (which is defined to include without duplication all indebtedness for borrowed money and guaranties of the same and letters of credit at the full stated amount thereof) at all times, to Adjusted EBITDA for the most recently-ended four fiscal quarters, of not greater than 4.50x at December 31, 2015, reducing to 4.0x at June 30, 2016 and reducing to 3.50x at December 31, 2016.

• Minimum Interest Coverage Ratio, defined as the ratio of Adjusted EBITDA for the most recently-ended four fiscal quarters to cash interest expense for the same period, of not less than 4.00x.

• Minimum Adjusted EBITDA of not less than $50.0 Million for the most recently-ended four fiscal quarters.

Other Covenants:	Usual and customary covenants for facilities of this type limited to the following and consistent with the Documentation Principles:

•             The following affirmative and operational covenants: maintenance of business and properties, payment of taxes, financial reports, insurance, inspection, formation and maintenance of subsidiaries, ERISA, compliance with laws, compliance with OFAC sanctions programs, transactions with affiliates, no changes in fiscal year, no changes in nature of business, use of proceeds, and absence of contractual restrictions.

•             The following restrictive covenants: those regarding indebtedness (including capital leases) and guaranties; liens; investments and acquisitions, loans and advances; mergers and consolidations; sales of assets; dividends, stock repurchases and other restricted payments; and subordinated debt. Appropriate exceptions and baskets to be agreed upon by the Borrower and the Administrative Agent.

•             The Borrower shall, during the term of the Facilities, maintain all operating accounts (with exceptions for certain types of accounts and other accounts with amounts below a to be determined threshold) at the Administrative Agent or its affiliates or at other banks reasonably acceptable to the Administrative Agent which have entered into account control agreements with the Administrative Agent.

Permitted Acquisitions:	The Borrower may make acquisitions of other businesses (each a “Permitted Acquisition”) which satisfy all of the following criteria:

•             Each acquisition shall be in the Borrower’s line of business or a line of business reasonably related thereto. The Borrower must be the surviving entity in any merger to which it is a party, and the Borrower’s stockholders shall beneficially own a controlling interest in the surviving entity. The acquisition shall be non-hostile.

•             No default or event of default shall exist or shall result from the acquisition. Demonstration to the satisfaction of the Administrative Agent of pro-forma compliance with all financial covenants (looking back four complete fiscal quarters), including, pro forma Total Leverage Ratio of 0.25x below the applicable covenant, after giving effect to the acquisition.

• Any individual acquisition exceeding $75.0 million, except for the Acquisition, shall require Required Lenders’ consent.

•             The financial statements of the target must have either been audited by a nationally recognized account firm or have undergone a review by an accounting firm acceptable to the Administrative Agent as part of the acquisition due diligence; provided that if the total consideration for the target does not exceed $50.0 million, such financial statements shall not required unless such financial statements are available to the Borrower.

Reporting Requirements:	Consistent with the Documentation Principles:

• Annual audited consolidated and company-prepared consolidating financial statements for the Borrower within 90 days of fiscal year end.

• Quarterly company-prepared consolidated financial statements for the Borrower within 45 days of quarter end for each of the first three quarters.

•             Quarterly covenant compliance certificates signed by the Borrower’s chief financial officer within 45 days of quarter end for each of the first three quarters and within 90 days for year-end with the audited financial statements.

• A copy of the Borrower’s operating budget for the following fiscal year no later than 60 days after the end of each fiscal year.

•             Other information and reports as may be reasonably requested by any Lender. All reports and financial statements will be in form and scope reasonably acceptable to the Administrative Agent and the Required Lenders, including comparison to budget and prior comparable period.

• Notice of any change of control, material adverse change, default or event of default, or material adverse litigation or governmental proceeding.

• All documents publicly filed with the SEC.

Events of Default:

Consistent with the Documentation Principles, with customary grace and cure periods and thresholds, limited to failure to pay any interest, principal, fees or other amounts when due, default under any covenant or agreement in any loan document, any loan document is repudiated or is no longer in force and effect, inaccurate or false representations or warranties, cross default with other debt agreements, insolvency, bankruptcy, ERISA, change of control and unsatisfied judgments.

Assignments & Participations:

Each Lender will be permitted to make assignments in minimum amounts of $5,000,000 (with respect to assignments under the Revolver) and $1,000,000 (with respect to assignments of any Term Loan). Minimums do not apply to assignments to a Lender, an affiliate of a Lender, or a related fund or to assignments by a Lender of all of its Loans and commitments, and minimums may be waived with consent of the Administrative Agent and (unless an event of default exists) the Borrower.

Consents of the Borrower and the Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld or delayed, except that the Borrower’s consent shall not be required during an event of default or in the case of an assignment to a Lender, an affiliate of a Lender, or a related fund. The Administrative Agent’s consent shall not be required (x) in the case of an assignment under the Revolver to a Lender with a Revolver commitment, an affiliate of such Lender, or a related fund with respect to such Lender or (y) in the case of an assignment of any Term Loan to a Lender, an affiliate of a Lender, or a related fund. Consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding). A $3,500 assignment fee shall be payable to the Administrative Agent by the Assignor and Assignee for each assignment other than any assignment by a Lender to a related fund.

Lenders will also be permitted to sell participations with voting rights limited to significant matters such as changes in principal amount, fees or interest rates and maturity date.

Required Lenders:	Lenders providing greater than 50.0% of aggregate commitments.

Defaulting Lender Provisions:

Provisions addressing the failure of a Lender to fund when required, a Lender becoming the subject of an insolvency event or similar events affecting such Lender’s ability to perform its obligations under the Facility, including forfeiture of commitment fees and voting rights.

Yield Protection:

Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation. Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

Expenses:

The Borrower shall pay all reasonable and properly documented costs and expenses of the Administrative Agent associated with the preparation, due diligence (including third party expenses), administration and syndication of the Facility and loan documentation, including the reasonable and properly documented legal fees of the Administrative Agent’s counsel, regardless of whether the Facility closes. Costs and expenses of the Administrative Agent and the Lenders, including their reasonable and properly documented legal fees, in connection with any default or event of default or the enforcement of the loan documents to be reimbursed by the Borrower.

Target Closing Date:	On or before February 28, 2016

Indemnification:

The Lenders will be indemnified against all losses, liabilities, claims, damages and expenses relating to or arising out of the loan documents, the transactions contemplated hereby or the Borrower’s use of loan proceeds, including those without limitation environmental problems, such indemnity to include without limitation reasonable attorneys’ fees and settlement costs except arising from the gross negligence, willful misconduct or bad faith of any of the parties seeking indemnification.

Governing Law:	State of Illinois.

EXHIBIT A: INTEREST RATE OPTIONS AND FEES

Interest Rates:	At the Borrower’s option, each loan under the Facility will bear interest at the following rates:

Administrative Agent’s Base Rate plus applicable Base Rate Margin set forth in the Summary Pricing Matrix. Base Rate shall be, for any day, the greatest of (i) Administrative Agent’s prime commercial rate as in effect on such day, (ii) the sum of the Fed Funds rate for such day plus 1/2 of 1%, and (iii) the LIBOR Quoted Rate for such day plus 1.00% calculated on an actual day/365/366-day basis and payable quarterly in arrears. LIBOR Quoted Rate shall be, for any day, Reserve adjusted LIBOR based upon LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day; provided, that LIBOR shall not be less than 0.00%.

Reserve adjusted LIBOR plus the applicable LIBOR Margin set forth in the Summary Pricing Matrix, fixed for interest periods of one, two, three or six months, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period, but in any case, at least quarterly. LIBOR is defined, with respect to the interest period requested, as the rate per annum for deposits in U.S. Dollars as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) 2 business days prior to the first day of the interest period; provided, that LIBOR shall not be less than 0.00%.

Summary Pricing Matrix:	Total Leverage Ratio	Applicable LIBOR Margin for Revolving Loans	Applicable Base Rate Margin for Revolving Loans	Applicable Revolving Commitment Fee
	Greater than 4.00x	3.25%	2.25%	0.30%
	Less than or equal to 4.00x, but greater than 3.00x	2.75%	1.75%	0.25%
	Less than or equal to 3.00x, but greater than 2.00x	2.25%	1.25%	0.25%
	Less than or equal to 2.00x, but greater than 1.00x	1.75%	0.75%	0.25%
	Less than or equal to 1.00x	1.50%	0.50%	0.25%

Letter of Credit Fees:

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolver Lenders (including the L/C Issuer in its capacity as a Revolver Lender) a participation fee at a rate per annum equal to the LIBOR Margin for Revolving Loans and calculated based on the face amount of each letter of credit.   The Borrower shall pay to the L/C Issuer for its own account an issuance fee at a rate per annum equal to 0.125% and calculated based on the face amount of each letter of credit issued, or the term of which is extended, together with the L/C Issuer’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of any letter of credit.

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Exhibit B:  Definition of Adjusted EBITDA

Existing Adjusted EBIDTA definition (added for reference):

“Adjusted EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense (including imputed interest expense on contingent consideration) for such period, (b) federal, state and local income taxes for such period and (c) depreciation of fixed assets and amortization of intangible assets for such period, plus an amount calculated by the Borrower equal to (i) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements during such period (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income), plus (ii) fees, costs and expenses actually incurred in connection with (A) Permitted Acquisitions (and Acquisitions consummated prior to the date hereof), (B) financing activity (including the issuance of Indebtedness and equity permitted hereunder), and (C) the formation and structuring of ERS, in each case during such period, plus (iii) charges arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person during such period, plus (iv) non-recurring costs and expenses relating to litigation, contract settlement charges, bad-debt charge-offs during such period, plus (v) non-cash losses on investments (minus non-cash gains on investments) during such period, plus (vi) non-cash losses resulting from adjustments to contingent consideration (minus non-cash gains resulting from adjustments to contingent considerations) during such period, plus (vii) pre tax losses attributable to non-controlling interest during such period, plus (viii) deferred revenue fair value adjustment during such period, plus (ix) re-audit related expenses during such period related to circumstances that existed prior to the Closing Date.

Modification

It is agreed that “Adjusted EBITDA” as used in the calculation of the Financial Covenant and otherwise in the Senior Facilities Documentation shall be defined in a manner consistent with the existing definition, which shall be further modified to include, without limitation:

plus (x) the consolidated adjusted EBITDA of the Target as determined consistent with the definition of Adjusted EBITDA in the existing Senior Facilities Documentation, plus (without duplication) (xi)(x) cost savings, operating expense reductions and synergies related to the Acquisition and future acquisitions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after the Closing Date and (y) cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after a merger or other business combination, acquisition or divestiture is consummated or after the announcement or implementation of any other restructuring, cost savings initiative or other initiative; plus (without duplication) (xii) 100% of

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the increase in deferred revenue (to be defined as the amount of long or short term deferred revenue of the Borrower and its restricted subsidiaries, on a consolidated basis, determined in accordance with GAAP) as of the end of such period from deferred revenue as of the beginning of such period (or minus 100% of any such decrease).

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

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Exhibit C: Excluded Assets

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following: (i) any fee-owned real property owned on the Closing Date and all leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title and letter of credit rights, (iii) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest (with no requirement to obtain the consent of any governmental authority or third party); (iv) any lease, license, permit or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (v) any assets to the extent a security interest in such assets would result in material adverse tax consequences or adverse regulatory consequences as determined by the Borrower, it being understood that no more than 65% of the voting and 100% of the non-voting equity interests of any foreign subsidiary owned directly by the Borrower or a Guarantor shall be included in the Collateral, (vi) all intellectual property and intangible technology assets, including the platform software, (vii) equity interests in any person to the extent a pledge of such other person is not permitted by law, regulation or the terms of such person’s organizational or joint venture documents, (viii) any property subject to a purchase money arrangement, (ix) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests by any means other than through (a) filings pursuant to the Uniform Commercial Code in the office of the secretary of state or the relevant State(s), (b) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates and instruments, in each case as expressly required in the definitive documentation, (c) deposit account control agreements with respect to deposit accounts, subject to exceptions for certain types of accounts and accounts over a to be determined threshold, or (d) control agreements with respect to securities accounts and commodities account, or (ii) to take any action with respect to any assets located outside of the United States.

All the above-described pledges and security interests shall be created on terms to be set forth in the Loan Documents; and none of the Collateral shall be subject to other pledges or security interests (except permitted liens and other exceptions and baskets to be set forth in the definitive documentation).

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